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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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EVO Payments, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 29, 2019

To Our Stockholders,

        You are cordially invited to attend the 2019 annual meeting of stockholders of EVO Payments, Inc. to be held at 10:00 a.m. (Eastern Time) on Tuesday, June 11, 2019, at 10 Glenlake Parkway, South Tower, Suite 55, Atlanta, Georgia 30328.

        The matters expected to be acted upon are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

        Your vote is important. Even if you plan to attend the annual meeting in person, we encourage you to vote your shares right away using one of the advance voting methods described in the accompanying materials.

        We look forward to seeing you at the annual meeting.

Sincerely,
James G. Kelly Chief Executive Officer and Director

EVO Payments, Inc.
10 Glenlake Parkway
South Tower, Suite 950
Atlanta, GA 30328

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 11, 2019

        Notice is hereby given that the 2019 annual meeting of stockholders (the "Annual Meeting") of EVO Payments, Inc., a Delaware corporation (the "Company", "EVO" or "we"), will be held on Tuesday, June 11, 2019 at 10:00 a.m. (Eastern Time) at EVO Payments, Inc., 10 Glenlake Parkway, South Tower, Suite 55, Atlanta, Georgia 30328.

        We are holding the meeting for the following purposes:

  1.
  to elect two directors to our board of directors, each to serve as a Group I director for a term of three years expiring at the annual meeting of stockholders to be held in 2022 and until such director's successor has been duly elected and qualified;

  2.
  to ratify the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ended December 31, 2019; and

  3.
  to transact any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        Only stockholders of record as of the close of business on April 16, 2019 (the "Record Date") will be entitled to notice of the Annual Meeting and will be entitled to attend or vote at the Annual Meeting or any adjournment or postponement thereof.

        It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

By Order of the Board of Directors
Steven J. de Groot Executive Vice President, General Counsel and Secretary

Atlanta, GA
April 29, 2019

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 11, 2019: The Company's 2019 Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are also available at www.evopayments.com or www.proxyvote.com.

EVO PAYMENTS, INC.
PROXY STATEMENT
2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 11, 2019

GENERAL INFORMATION

        We are making this proxy statement available to our stockholders, and expect to commence mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report, on or about April 29, 2019 in connection with the solicitation of proxies by our board of directors for the Annual Meeting to be held on Tuesday, June 11, 2019 at 10:00 a.m. (Eastern Time) at EVO Payments, Inc., 10 Glenlake Parkway, South Tower, Suite 55, Atlanta, Georgia 30328. As a stockholder of EVO, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this proxy statement. Below are answers to common questions stockholders may have about the Annual Meeting. Our fiscal year ends on December 31.

Structure; Classes of Stock

        EVO was incorporated under the laws of the State of Delaware on April 20, 2017. On May 25, 2018, we completed an initial public offering ("IPO") of shares of our Class A common stock. The shares began trading on the Nasdaq Global Market ("Nasdaq") on May 23, 2018 under the symbol "EVOP." In connection with the IPO, we completed a series of reorganization transactions to implement an "Up-C" capital structure in order to carry on the business of EVO Investco, LLC ("EVO, LLC"), which we refer to as the "Reorganization Transactions." As a result of the Reorganization Transactions and the IPO, EVO is a holding company whose principal asset is the LLC Interests of EVO, LLC. EVO has the sole voting interest in, and controls the management of, EVO, LLC.

        We have four classes of common stock outstanding: Class A common stock, Class B common stock, Class C common stock and Class D common stock. The holders of our Class A common stock and our Class D common stock are entitled to one vote per share. Subject to aggregate voting power limitations and certain sunset provisions described herein, the holders of our Class C common stock are entitled to 3.5 votes per share in all matters presented to our stockholders generally, including the election of directors. Subject to certain sunset provisions, our Class B common stock is entitled to 15.9% of the combined voting power in all matters presented to our stockholders generally, including the election of directors. All of our Class B common stock is held by Blueapple, Inc. ("Blueapple"), a Delaware S corporation which is controlled by entities affiliated with our founder and Chairman of our board of directors, Rafik R. Sidhom. All of our Class C common stock is held by our executive officers. All of our Class D common stock is held by entities controlled by Madison Dearborn Partners, LLC ("MDP") and by certain of our current and former employees. Our Class B common stock, Class C common stock and Class D common stock do not have any economic rights.

Explanatory Note

        We are an "emerging growth company" under applicable federal securities laws, and therefore are permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, including the compensation disclosures required of a "smaller reporting company," as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our Named Executive Officers or the frequency with which such votes must be conducted. We will remain an "emerging growth company" until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the completion of our IPO; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission ("SEC").

Questions and Answers

What information is included in this proxy statement?

        The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our board of directors and board committees, the compensation of current directors and certain executive officers for the year ended December 31, 2018, and other information.

What are the Proxy Materials?

        The "Proxy Materials" are this proxy statement and our Form 10-K for the fiscal year ended December 31, 2018.

Why did I receive a one-page notice in the mail regarding the Internet availability of the Proxy Materials instead of a full set of the Proxy Materials?

        Pursuant to rules adopted by the SEC, we have elected to provide access to our Proxy Materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the Proxy Materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive the Proxy Materials in printed form by mail or electronically by email on an ongoing basis.

What items will be voted on at the Annual Meeting and how does the board of directors recommend that I vote?

        There are two proposals to be voted on at the Annual Meeting. First, is the election of two directors to our board of directors, each to serve as a Group I director for a three-year term and until such director's successor has been duly elected and qualified ("Proposal No. 1"). Second, is the ratification of the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ended December 31, 2019 ("Proposal No. 2").

        The board of directors recommends that you vote FOR Proposal No. 1 and FOR Proposal No. 2.

        Our amended and restated bylaws (our "bylaws") provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. We have not received any such proposals. We do not anticipate any other matters will come before the Annual Meeting. If any other matter comes before the Annual Meeting, the proxy holders appointed by our board of directors will have discretion to vote on those matters.

Who may vote at the meeting?

        Holders of Class A common stock, Class B common stock, Class C common stock and Class D common stock, together as a single class, as of the close of business on the Record Date (April 16, 2019) may vote at the Annual Meeting.

How many votes do I have?

        As of the Record Date, there were:

  •
  32,256,434 shares of Class A common stock outstanding;

  •
  35,413,538 shares of Class B common stock outstanding;

  •
  2,445,055 shares of Class C common stock outstanding; and

  •
  11,794,116 shares of Class D common stock outstanding.

        The holders of our Class A common stock and our Class D common stock are entitled to one vote per share. The holders of our Class C common stock are entitled to 3.5 votes per share. In addition, the voting rights associated with our Class C common stock are capped so that the aggregate voting power of all shares of Class C common stock outstanding, when taken together with any shares of Class A common stock that are subject to vesting or forfeiture held by employees or directors of EVO Payments, Inc., will not exceed 20% of the combined voting power in all matters presented to our stockholders generally, including the election of directors. Each share of our Class C common stock is automatically converted into a share of our Class D common stock upon the earlier of (i) May 25, 2021 (the third anniversary of the consummation of the IPO); and (ii) the date on which the holder's employment with us is terminated. Subject to certain sunset provisions, our Class B common stock is entitled to 15.9% of the combined voting power in all matters presented to our stockholders generally, including the election of directors.

        As of the record date, holders of Class A common stock voting as a class held 51.6% of the outstanding voting power, holders of Class B common stock voting as a class held 15.9% of the outstanding voting power, holders of Class C common stock voting as a class held 13.7% of the outstanding voting power and holders of Class D common stock voting as a class held 18.8% of the outstanding voting power.

What vote is required for the Proposals?

        For Proposal No. 1—Election of Directors, directors will be elected by a plurality of the votes of the shares of common stock cast at the Annual Meeting, which means that the two nominees receiving the highest number of "for" votes will be elected. Withheld votes and broker non-votes (as defined below) will have no effect on Proposal No. 1.

        Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm, requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Accordingly, abstentions will count the same as votes against Proposal No. 2. Broker non-votes will have no effect on Proposal No. 2 because Proposal No. 2 is a "routine" matter where brokers are permitted to vote shares held by them without instruction.

What constitutes a "quorum"?

        The holders of a majority of the voting power of the combined shares of Class A common stock, Class B common stock, Class C common stock and Class D common stock issued, outstanding and entitled to vote, either in person or represented by proxy, constitute a quorum.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

  •
  Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Company N.A., you are a stockholder of record.

  •
  Beneficial Owner of Shares Held in Street Name.  If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do I vote?

  •
  Vote by Internet.  Visit www.proxyvote.com to vote via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card. Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the Proxy Materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.

  •
  Vote by Telephone.  Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the Proxy Materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees.

  •
  Vote by Mail.  Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany the printed Proxy Materials. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided and mailing them in the pre-addressed envelopes accompanying the voting instruction forms. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see "If I hold shares in street name through a broker, can the broker vote my shares for me?" regarding whether your broker, bank or other holder of record may vote your uninstructed shares on the Proposal.

  •
  Vote in Person at the Annual Meeting.  All stockholders as of the close of business on the Record Date can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by Internet, or by mail so that your vote will be counted if you decide not to attend.

Can I change my vote after submitting a proxy?

        Stockholders of record may revoke their proxy at any time before it is exercised at the Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked to 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328, Attn: Secretary, (ii) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person. If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

If I hold shares in street name through a broker, can the broker vote my shares for me?

        If you hold your shares in street name and you do not vote, the broker or other organization holding your shares can vote on certain "routine" proposals but cannot vote on other proposals. Proposal No. 1 is not considered a "routine" proposal, whereas Proposal No. 2 is considered a "routine" proposal. If you hold shares in street name and do not vote on the Proposal No. 1, your shares will not be voted in respect of the proposal and will be counted as "broker non-votes."

Who is paying for this proxy solicitation?

        We are paying the costs of the solicitation of proxies. Members of our board of directors and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

        We have adopted a procedure approved by the SEC called "householding" under which multiple stockholders who share the same address will receive only one copy of the Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, unless we receive contrary instructions from one or more of the stockholders. We agree to deliver promptly, upon written or oral request, a separate copy of the Internet Notice or proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, please contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. promptly deliver the requested materials. You also may request additional copies of the proxy materials by telephone or in writing at the same telephone number, email address, or address. Stockholders with shares registered in the name of a brokerage firm or bank may contact their brokerage firm or bank to request information about householding.

        We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These filings are available on the "Investors" page of our corporate website at www.evopayments.com. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, are also available without charge to stockholders upon written request addressed to:

 EVO Payments, Inc.
Attn: Investor Relations
10 Glenlake Parkway,
South Tower, Suite 950
Atlanta, Georgia 30328

PROPOSAL NO. 1: ELECTION OF DIRECTORS

        At the Annual Meeting, stockholders will vote to elect the two nominees named in this proxy statement as Class I directors. Each of the Class I directors elected at the Annual Meeting will hold office until the 2022 annual meeting of stockholders or until his successor has been duly elected and qualified. Our board of directors has nominated John S. Garabedian and David W. Leeds to serve as Class I directors for terms expiring at the 2022 annual meeting of stockholders or until each of their successors has been duly elected and qualified. Mr. Leeds was appointed to the board of directors effective July 2, 2018. Mr. Leeds was recommended for consideration as a director by one of our executive officers, and his candidacy was considered by our nominating and corporate governance committee in accordance with our established process for evaluating candidates to serve on the board. The nominating and corporate governance committee recommended the appointment of Mr. Leeds to our board of directors after considering his background, qualifications and professional experience. The persons named as proxies will vote to elect Messrs. Garabedian and Leeds unless a stockholder indicates that his or her shares should be withheld with respect to one or both of such nominees.

        In the event that any nominee for Class I director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current board of directors to fill the vacancy. Both nominees are currently serving as directors, and we do not expect that the nominees will be unavailable or will decline to serve.

        Our board of directors recommends that you vote FOR the election of each of John S. Garabedian and David W. Leeds as Class I directors.

 DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

        The following table sets forth certain information about our directors and executive officers as of the date of this proxy statement.

Name	Age	Position
James G. Kelly	57	Chief Executive Officer and Director
Brendan F. Tansill	40	President, North America
Darren Wilson	51	President, International
Kevin M. Hodges	40	Executive Vice President, Chief Financial Officer and Treasurer
Steven J. de Groot	60	Executive Vice President, General Counsel and Secretary
Michael L. Reidenbach	56	Executive Vice President, Chief Information Officer
Catherine E. Lafiandra	56	Chief Human Resources Officer
David L. Goldman	37	Executive Vice President, Business Development and Strategy
Anthony J. Radesca	49	Senior Vice President, Chief Accounting Officer
Rafik R. Sidhom	54	Chairman of the Board of Directors
Vahe A. Dombalagian	45	Director
Matthew W. Raino	41	Director
David W. Leeds	62	Director
Gregory S. Pope.	53	Director
John S. Garabedian	57	Director

        Set forth below is a brief biography of each of our executive officers and directors.

        James G. Kelly has served as EVO's Chief Executive Officer since its formation, as a member of our board of directors since May 2018, and as Chief Executive Officer and a member of the board of managers of EVO LLC since January 2012. Before joining EVO, Mr. Kelly served as President and Chief Operating Officer of Global Payments Inc., as Senior Executive Vice President of Global Payments Inc. and as Chief Financial Officer of Global Payments Inc. Prior to that, Mr. Kelly served as managing director of Alvarez & Marsal, a global professional services firm, and as manager of Ernst & Young's mergers and acquisitions/audit groups. Mr. Kelly is a graduate of the University of Massachusetts, Amherst. Mr. Kelly was elected to our board of directors because of his extensive experience in executive leadership positions in the payment services industry and his knowledge of our business in particular, gained through his service as our Chief Executive Officer and implementation of our strategic objectives over the past six years.

        Brendan F. Tansill has served as EVO's President, North America since its formation, and as President, North America of EVO LLC since January 2016. Prior to his current role, Mr. Tansill served as Executive Vice President, Business Development and Strategy of EVO LLC from April 2012 until December 2015, where he was responsible for EVO's global mergers and acquisitions activity and corporate strategy. Before joining EVO, Mr. Tansill was an investment professional at CCMP Capital Advisors. Mr. Tansill received his Masters of Business Administration from the Kellogg School of Management at Northwestern University and his Bachelor of Arts from the University of Virginia.

        Darren Wilson has served as EVO's President, International since its formation, and as President, International of EVO LLC since April 2014. Before joining EVO, Mr. Wilson served as Managing Director of Streamline (a WorldPay company) and as President of Global Payments' Western European business. Mr. Wilson has also held various positions at HSBC Bank. Mr. Wilson has an Associate of the Chartered Institute of Bankers degree and has studied at Birmingham and Warwick Universities.

        Kevin M. Hodges has served as EVO's Executive Vice President, Chief Financial Officer and Treasurer since its formation, and as Executive Vice President, Chief Financial Officer and Treasurer of

EVO LLC since December 2012. Before joining EVO, Mr. Hodges held various senior leadership positions at Global Payments Inc., serving as Vice President of Global Finance, Vice President of International Finance and External Reporting, and Director of Corporate Development and Strategy. Mr. Hodges received his Masters of Professional Accountancy from Georgia State University and his Bachelor of Science from the Wharton School at the University of Pennsylvania. Mr. Hodges is a Certified Public Accountant and holds a Chartered Financial Analyst designation.

        Steven J. de Groot has served as EVO's Executive Vice President, General Counsel and Secretary since its formation, and as Executive Vice President, General Counsel and Secretary of EVO LLC since March 2013. Before joining EVO, Mr. de Groot was a partner in the corporate group at DLA Piper LLP from October 2009 until October 2012 and a partner in the corporate group at King & Spalding LLP from March 1992 until October 2009. Mr. de Groot received his Juris Doctorate and Bachelor of Business Administration from the University of Notre Dame.

        Michael L. Reidenbach has served as EVO's Executive Vice President, Chief Information Officer since its formation, and as Executive Vice President, Chief Information Officer of EVO LLC since March 2013. Before joining EVO, Mr. Reidenbach served as Executive Vice President, Chief Information Officer of Global Payments Inc. Mr. Reidenbach is a former U.S. Air Force instructor pilot and aircraft commander. Mr. Reidenbach received his Master in Business Administration/Finance from Georgia College and his Bachelor of Science from the U.S. Air Force Academy.

        Catherine E. Lafiandra has served as EVO's Chief Human Resources Officer since its formation, and as Chief Human Resources Officer of EVO LLC since March 2016. Before joining EVO, Ms. Lafiandra served as Vice President of Human Resources of Beazer Homes USA, Inc. from October 2014 to March 2016 and as Senior Vice President of Human Resources of PRGX Global, Inc. from March 2010 to March 2014. Ms. Lafiandra received her Juris Doctorate from the University of Virginia School of Law and her Bachelor of Arts from Southern Methodist University.

        David L. Goldman has served as EVO's Executive Vice President of Business Development and Strategy since its formation, and as Executive Vice President of Business Development and Strategy of EVO LLC since June 2016. Before joining EVO, Mr. Goldman served as Managing Director of PointState Capital LP from January 2011 to April 2014 and as Vice President of Duquesne Capital Management, LLC from April 2007 to December 2010. Prior to that, Mr. Goldman served as an Associate at TPG Capital, L.P. and as an investment banking analyst at Morgan Stanley. Mr. Goldman received his Bachelor of Business Administration from the University of Michigan.

        Anthony J. Radesca was appointed to serve as EVO's Senior Vice President and Chief Accounting Officer, effective April 1, 2019. Before joining EVO, Mr. Radesca served as the Senior Vice President and Chief Accounting Officer of CA Technologies, a global technology company that designs and develops infrastructure software solutions, from May 2016 until February 2019. Prior to that, he served as Vice President of Accounting of CA Technologies. Mr. Radesca received his Bachelor of Business Administration, Public Accounting, from Hofstra University and his Juris Doctor from Saint John's University School of Law. Mr. Radesca is a Certified Public Accountant.

        Rafik R. Sidhom has served as Chairman of our board of directors since May 2018, and as Chairman and a member of the board of managers of EVO LLC since December 2012. As our original founder, Mr. Sidhom began his career in the acquiring industry selling card processing services and equipment to small retail merchants. Mr. Sidhom was elected to our board of directors because of his role in our founding and his extensive experience with and in-depth knowledge of, both the card processing services industry and our business in particular.

        Vahe A. Dombalagian has served as a member of our board of directors since May 2018 and as a member of the board of managers of EVO LLC since December 2012. Mr. Dombalagian is a Managing Director on the MDP Financial & Transaction Services team. Prior to joining MDP, he was with TPG and Bear, Stearns & Co. Inc. Mr. Dombalagian currently also serves on the boards of directors of The Amynta Group, Ankura Consulting Group, The Ardonagh Group Limited, Navacord Corp., NFP Corp. and Nevada Investments Topco Limited. Mr. Dombalagian received his Bachelor of Science from Georgetown University and his Master in Business Administration from the Harvard Graduate School of Business Administration. Mr. Dombalagian was elected to our board of directors because of his role in the development and implementation of our strategic objectives over the past six years as a member of our board of managers, his extensive experience serving as a director of other businesses, and his experience as a private equity investor with respect to acquisitions and a variety of debt and equity financings.

        Matthew W. Raino has served as a member of our board of directors since May 2018 and as a member of the board of managers of EVO LLC since December 2012. Mr. Raino is a Managing Director on the MDP Financial & Transaction Services team. Prior to rejoining MDP in August 2007, Mr. Raino attended Northwestern University J.L. Kellogg Graduate School of Management. From July 2003 to July 2005, Mr. Raino served as an associate at MDP. Mr. Raino currently also serves on the boards of directors of The Amynta Group, Ankura Consulting Group, The Ardonaugh Group Limited, Navacord Corp., NFP Corp. and Nevada Investments Topco Limited. Mr. Raino has a Bachelor of Business Administration from the University of Michigan and a Master in Business Administration from Northwestern University J.L. Kellogg Graduate School of Management. Mr. Raino was elected to our board of directors because of his role in the development and implementation of our strategic objectives over the past six years as a member of our board of managers, his extensive experience serving as a director of other businesses, and his experience as a private equity investor with respect to acquisitions and a variety of debt and equity financings.

        David W. Leeds has served as a member of our board of directors since July 2018. Mr. Leeds has been associated with Ernst & Young LLP for the past 40 years before his retirement in June 2018, having served as an assurance and audit partner in the Financial Services and Technology practice groups of the firm since 1991. Mr. Leeds has also served on the board of several non-profit organizations, most recently as chair of the Atlanta Community Food Bank and the Fernbank Museum of Natural History. Mr. Leeds received his Bachelor of Business Administration from the University of Texas and has been a Certified Public Accountant since 1981. Mr. Leeds was elected to our board of directors because of his extensive experience with financial reporting and audit matters.

        Gregory S. Pope has served as a member of our board of directors since May 2018. Mr. Pope has served as Chief Operations Officer at Masters Capital Management LLC, or Masters Capital, an investment management firm, since June 2000. Prior to joining Masters Capital, Mr. Pope worked for J.C. Bradford & Co. from 1989 until July 2000. Mr. Pope previously served on the board of directors for Georgia Commerce Bancshares, Inc. and was a member of its audit and asset-liability committee from 2011 until 2015. Mr. Pope currently serves on the board of directors of Big Brothers Big Sisters of Atlanta and is a past board member of several other charitable foundations. Mr. Pope received a Bachelor of Science degree in Finance from Georgia State University. Mr. Pope was elected to our board of directors because of his experience working in the banking and investment management sectors on a variety of strategic and operational matters.

        John Garabedian has served as a member of our board of directors since May 2018. Mr. Garabedian is currently a senior advisor for The Boston Consulting Group, or BCG, a management consulting firm. Mr. Garabedian joined BCG in September 1997 and served as a Senior Partner from 2006 to 2018. He was a member of BCG's Financial Institutions practice and led the practice in the Americas from 2007 to 2012. Prior to joining BCG, Mr. Garabedian was vice president for Gemini Consulting, where he was the North American Financial Services practice leader. He also worked in strategic planning at Continental Bank. Mr. Garabedian received a Master of Management degree from the Kellogg School of Management and a Bachelor of Science degree in Accounting from Frostburg State University. Mr. Garabedian was elected to our board of directors because of his experience working with banking, insurance and asset management firms on strategy and operational matters.

Board Composition

Director Independence

        Our business and affairs are managed under the direction of our board of directors, which consists of seven members. Under Nasdaq rules, independent directors must comprise a majority of a listed company's board of directors within a specified period after completion of the IPO. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and governance committees be independent, subject to certain phase-ins for newly-public companies. Under Nasdaq rules, a director will only qualify as an "independent director" if, in the opinion of that company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or, (ii) be an affiliated person of the listed company or any of its subsidiaries.

        Our board of directors undertook a review of its composition, the composition of its committees and the independence of each director and has determined that Messrs. Dombalagian, Garabedian, Leeds, Pope and Raino qualify as "independent" directors in accordance with Nasdaq listing requirements. In making these determinations, our board of directors reviewed and discussed information provided by the directors with regard to each director's business and personal activities and relationships as they may relate to us and our management. Messrs. Kelly and Sidhom are not considered independent because each is, or was during the past three years, an officer of EVO. There are no family relationships among any of our directors or executive officers.

Classified Board of Directors

        In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered, three-year terms. We refer to each director class as a "Group." At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

  •
  the Group I directors are Messrs. Garabedian and Leeds, and their terms will expire at the Annual Meeting;

  •
  the Group II directors are Messrs. Raino and Pope, and their terms will expire at the annual meeting of stockholders to be held in 2020; and

  •
  the Group III directors are Messrs. Dombalagian, Kelly and Sidhom, and their terms will expire at the annual meeting of stockholders to be held in 2021.

        Our amended and restated certificate of incorporation provides that the authorized number of directors may only be decreased below seven by an affirmative vote at least 66 2/3% of the voting power of our outstanding common stock, voting together as a single class. The number of directors will otherwise be between seven and 15 directors, with the precise number of directors at or above seven directors being fixed from time to time exclusively by the board of directors (subject to MDP's director nomination rights described below). In addition, our directors may be removed only by the affirmative vote of at least 66 2/3% of the voting power of our outstanding common stock voting together as a single class, and only for cause.

Director Nomination Rights

        In connection with the IPO, we entered into a director nomination agreement with MDP that provides MDP with the right to designate for nomination two of our seven directors. Under the director nomination agreement, we are required, to the extent permitted by applicable law, to take all necessary action to cause our board of directors and the nominating and corporate governance committee to include such designees, as applicable, in the slate of director nominees for election by our stockholders. The designees are divided among the three classes of our board of directors as follows:

  •
  one designee, currently Mr. Raino, serves as a Group II director; and

  •
  one designee, currently Mr. Dombalagian, serves as a Group III director.

        MDP's right to designate two directors will terminate once MDP no longer holds at least 15% of the voting power of our outstanding voting stock. MDP will thereafter have the right to designate one director until such time as MDP no longer holds at least 5% of the voting power of our outstanding voting stock. MDP will be entitled to designate the replacement of any of its board designees whose service terminates prior to the end of the director's term, regardless of MDP's voting power at the time. In addition, pursuant to the director nomination agreement, we will also agree not to, without MDP's prior consent, take any action to (i) increase the size of our board of directors to more than seven, (ii) declassify our board of directors, or (iii) amend our bylaws to provide for a voting standard in the election of directors other than plurality voting.

        In connection with the IPO, we also entered into a chairman and consulting agreement with Mr. Sidhom that requires us to (i) delay the date of our annual meeting of stockholders in 2021 until after all shares of our Class B common stock are canceled in accordance with our certificate of incorporation, and (ii) nominate Mr. Sidhom for election as a director at each stockholder meeting at which Group III directors are to be nominated until the earliest of the termination of the chairman and consulting agreement, the first time Mr. Sidhom no longer serves on our board of directors or whenever Mr. Sidhom, together with certain trusts with which he is affiliated, no longer hold at least 15% of the outstanding LLC interests. See "Certain Relationships and Related Party Transactions—Other Related Party Transactions."

Board Committees

        We have established an audit committee, compensation committee and nominating and corporate governance committee, each of which operates under a charter that has been approved by our board of directors. Copies of each charter are posted on the corporate governance section of our website at www.evopayments.com. Each committee has the composition and responsibilities described below. Our board of directors may establish other committees from time to time.

Audit Committee

        Our board of directors adopted a written charter for our audit committee that complies with the rules of Nasdaq. Our audit committee is comprised of Messrs. Leeds, Pope and Raino, with Mr. Leeds serving as the chairperson of the committee. Our audit committee assists our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions, and is directly responsible for the approval of the services performed by our independent accountants and reviewing of their reports regarding our accounting practices and systems of internal accounting controls. Our audit committee also oversees the audit efforts of our independent accountants and takes actions as it deems necessary to satisfy itself that the accountants are independent of management. Our audit committee is also responsible for monitoring the integrity of our consolidated financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

        Our board of directors has determined that Messrs, Leeds and Pope satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and Nasdaq listing standards. Our board of directors has determined that Mr. Leeds is an "audit committee financial expert" within the meaning of applicable SEC rules and that each member of our audit committee has the requisite financial expertise required under the applicable listing requirements of Nasdaq. We intend to comply with the applicable independent requirements for all members of the audit committee within the time periods specified under such rules.

Compensation Committee

        Our compensation committee is comprised of Messrs. Dombalagian, Garabedian, Pope and Raino, with Mr. Dombalagian serving as the chairperson of the committee. Our compensation committee assists our board of directors in meeting its responsibilities with regard to oversight and determination of executive compensation and assesses whether our compensation structure establishes appropriate incentives for officers and employees. Our compensation committee reviews and makes recommendations to our board of directors with respect to our major compensation plans, policies and programs. In addition, our compensation committee reviews and makes recommendations for approval by the independent members of our board of directors regarding the compensation for our executive officers, establishes and modifies the terms and conditions of employment of our executive officers and administers our stock option plans.

        Our board of directors has determined that each member of the compensation committee is independent as required by Nasdaq listing standards, and that Messrs. Garabedian and Pope are "non-employee directors" as defined in Rule 16b-3 promulgated under the Exchange Act.

Nominating and Corporate Governance Committee

        Our nominating and corporate governance committee is comprised of Messrs. Dombalagian, Garabedian, Leeds and Pope, with Mr. Pope serving as the chairperson of the committee. Our nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board of directors. In addition, our nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines, and reporting and making recommendations to the board of directors concerning corporate governance matters.

        Our board of directors has determined that each member of the nominating and corporate governance committee is independent as required by Nasdaq listing standards.

Board Leadership and Risk Oversight

        The board of directors currently separates the role of Chairman and Chief Executive Officer. Our board of directors believes that the current separation of Chairman and Chief Executive Officer allows the Chief Executive Officer to focus his time and energy on operating and managing the Company and leverage the experience and perspectives of the Chairman. Our nominating and corporate governance committee periodically assesses these roles and the board leadership structure to ensure the interests of the Company and its stockholders are best served.

        In addition, we have a lead independent director ("Lead Director") appointed annually by our independent directors. Vahe A. Dombalagian currently serves as Lead Director. As Lead Director, Mr. Dombalagian presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors, and performs such additional duties as our board of directors may otherwise determine and delegate. Our board of directors believes that its leadership structure is appropriate because it strikes an effective balance between strategic development and independent leadership and management oversight in the board process.

        Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy and the most significant risks facing us, including technology, information security, cybersecurity, disaster recovery and business continuity, and ensures that appropriate risk mitigation strategies are implemented by management. Our board of directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

        Our board delegates to the audit committee oversight of our risk management process. Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

        Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Code of Ethics and Business Conduct

        Our board of directors has adopted a code of ethics and business conduct applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our website at www.evopayments.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Corporate Governance Guidelines

        Our board of directors has adopted corporate governance guidelines that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas, including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board and Chief Executive Officer and Chief Financial Officer, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is available on our website at www.evopayments.com.

Board and Committee Meetings; Annual Meeting Attendance

        During the year ended December 31, 2018:

  •
  the board of directors held four meetings;

  •
  the audit committee held three meetings;

  •
  the nominating and corporate governance committee did not meet in 2018 but acted by written consent twice; and

  •
  the Compensation Committee held three meetings.

        In the year ended December 31, 2018, all members of our board of directors attended at least 75% of the aggregate of: (i) the total number of meetings of the board of directors (held during the period for which he or she has been a director) and (ii) the number of meetings held by all committees of the board of directors (during the periods that he or she served on such committees).

        According to our Corporate Governance Guidelines, each director is expected to adequately prepare for and attend all Board meetings and all meetings of the committee(s) of which the director is a member (with the understanding that, on occasion, a director may be unable to attend a meeting) and to spend the time needed and meet as frequently as necessary to discharge his or her responsibilities. Absent unusual circumstances, each director is expected to attend the annual meeting of stockholders. There was no annual meeting of stockholders during the year ended December 31, 2018.

Compensation Committee Interlocks and Insider Participation

        Messrs. Dombalagian, Garabedian, Pope and Raino were members of the compensation committee during fiscal year 2018. All members of the Committee were independent directors, and no member was an employee or former employee of the Company.

        None of our executive officers serves as a member of the board of directors or compensation committee of any entity, other than our company or our affiliates, that has one or more executive officers serving as a member of our board of directors or compensation committee.

Policy Regarding Director Nominations

        Our nominating and corporate governance committee utilizes a broad approach for identification of director nominees and may seek recommendations from our directors, officers or stockholders and/or engage a search firm. In evaluating and determining whether to ultimately recommend a person as a candidate for election as a director, the nominating and corporate governance committee evaluates all factors that it deems appropriate, including the number of current directors, as well as the qualifications set forth in our Corporate Governance Guidelines, including the highest personal and professional ethics, integrity, high performance standards and history of achievements, and ability to provide wise and thoughtful counsel on a broad range of issues. It also takes into account specific characteristics and expertise that it believes will enhance the diversity of knowledge, expertise, background and personal characteristics of our board of directors.

        The nominating and corporate governance committee may engage a third party to conduct or assist with this evaluation. Ultimately, the nominating and corporate governance committee seeks to recommend to the board of directors those nominees whose specific qualities, experience and expertise will augment the current board of directors' composition and whose past experience evidences that they will: (i) dedicate sufficient time, energy and attention to ensure the diligent performance of board duties; (ii) comply with the duties and responsibilities set forth in our Corporate Governance Guidelines and in our bylaws; (iii) comply with all duties of care, loyalty and confidentiality applicable to them as directors of publicly traded corporations organized in Delaware; and (iv) adhere to our Code of Conduct and Ethics.

        In its discretion, the nominating and corporate governance committee will also consider recommendations of qualified nominees by stockholders by evaluating the same factors as described above.

        In addition to the board process described above, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must meet certain deadlines established by our bylaws and provide certain information required by our bylaws. For a description of the process for nominating directors in accordance with our bylaws, see "Additional Information."

Communication with the Board of Directors

        Anyone who would like to communicate with, or otherwise make his or her concerns known directly to the chairperson of any of the Audit, Nominating and Corporate Governance, and compensation committees, or to the independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328, who will forward such communications to the appropriate party. Such communications may be made confidentially or anonymously. Advertisements, solicitations for business, requests for employment, requests for contributions, or other inappropriate material will not be forwarded to our directors.

Director Compensation

        During the year ended December 31, 2018, Mr. Sidhom received $250,000 for his service as Chairman of our board of directors. During 2018, Mr. Sidhom also received a car allowance, which was discontinued as of January 1, 2019.

        Each of our independent directors not affiliated with Blueapple or MDP, currently Messrs. Garabedian, Leeds and Pope, receive an annual cash retainer fee of $100,000. In addition, independent directors (except for committee chairs) who serve on our audit committee, compensation committee and nominating and corporate governance committee are each entitled to annual committee fees of $12,500, $10,000 and $5,000, respectively. Chairpersons of the audit committee, compensation committee and nominating and corporate governance committee are each entitled to annual committee chair fees of $20,000 per year, $17,500 per year and $10,000 per year, respectively. We evaluate the appropriate level of any future equity compensation for independent directors on an annual basis. Other than Mr. Sidhom, directors employed by or otherwise affiliated with us or MDP did not receive any compensation in connection with the IPO or for services as directors following the IPO.

        Each of our independent directors not affiliated with Blueapple and MDP, other than Mr. Leeds, also received 7,812 restricted stock units in connection with the IPO Grants. Mr. Leeds received 6,197 restricted stock units in connection with joining our board of directors in July 2018. On an annual basis, each of our independent directors not affiliated with Blueapple and MDP will receive a grant of restricted stock units with a grant date value of $125,000 and one-year cliff vesting from the date of grant.

Director Compensation Table

        The following table provides information regarding the compensation paid to each of our non-employee directors for the fiscal year ended December 31, 2018.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)(2)	All other compensation ($)		Total ($)
Vahe A. Dombalagian	—	—	—		—
John S. Garabedian	74,986	125,000	—		199,986
David W. Leeds	59,836	125,000	—		184,836
Gregory S. Pope	86,397	125,000	—		211,397
Matthew W. Raino	—	—	—		—
Rafik R. Sidhom	250,000	—	26,356	(3)	276,356
Brendan T. Barrett(4)	—	—	—		—

(1)
Amounts shown are the aggregate grant date fair value of each stock award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718. For additional information, see Note 19 to our audited financial statements for the fiscal year ended December 31, 2018, included in our 2018 10-K.

(2)
As of December 31, 2018, the aggregate number of unvested stock awards outstanding for our non-employee directors was as follows: Mr. Garabedian—7,812 restricted stock units; Mr. Leeds—6,197 restricted stock units; and Mr. Pope—7,812 restricted stock units.

(3)
Includes $14,500 for health and welfare programs and $11,856 for car allowance paid in 2018.

(4)
Mr. Barrett, who is affiliated with MDP, did not receive any compensation for his services as a director of our board. He resigned from the board effective July 2, 2018.

EXECUTIVE COMPENSATION

Introduction

        This section provides an overview of our executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. For 2018, our named executive officers were:

  •
  James G. Kelly, who serves as our Chief Executive Officer;

  •
  Brendan F. Tansill, who serves as our President, North America; and

  •
  Darren Wilson, who serves as our President, International.

        The objective of our compensation program is to provide a total compensation package to each named executive officer that will enable us to attract, motivate and retain outstanding individuals, reward named executive officers for performance and align the financial interests of each named executive officer with the interests of our stockholders to encourage each named executive officer to contribute to our long-term performance and success.

        The compensation program for our named executive officers consists of the following elements: base salary; performance-based cash bonus; equity-based incentive compensation; and severance and change of control benefits

        Our compensation committee determines the compensation for our named executive officers. Our compensation committee is comprised solely of independent directors and is responsible for determining the compensation for our named executive officers and administering our equity compensation plans and awards.

Employment Agreements

        We originally entered into written employment agreements with each of Messrs. Kelly and Tansill in 2012 and with Mr. Wilson in 2015. Effective as of April 1, 2018, Mr. Kelly and Mr. Tansill's employment agreements were amended and restated, and we entered into an amendment to Mr. Wilson's employment agreement. These amended and restated employment agreements (or, in the case of Mr. Wilson, the amendment to his original agreement) were negotiated on an arms-length basis and established the key elements of compensation in effect as of April 1, 2018. The employment agreements are described below.

Mr. Kelly's Employment Agreement

        Mr. Kelly's employment agreement does not provide for an initial term of employment. Mr. Kelly's employment may be terminated (i) by us, upon cause (as defined in the agreement); (ii) upon Mr. Kelly's death or thirty days after disability (as defined in the agreement); (iii) at Mr. Kelly's election, without good reason (as defined in the agreement) on not less than 90 days prior written notice; (iv) by us, without cause, upon not less than 90 days prior written notice; or (v) at Mr. Kelly's election for good reason. The annual base salary set forth in the agreement is $700,000. In addition, Mr. Kelly will receive a Tax Gross Up equal to the self-employment taxes that Mr. Kelly is obligated to pay as a result of his status as a partner in a partnership (rather than as an employee of a corporation) for federal and state income tax purposes. The Tax Gross Up shall be determined by us in a manner consistent with similar payments made to our other senior executives, and shall be payable in accordance with our general payroll practices in effect from time to time.

        The agreement includes a 24-month non-compete provision, a 24-month non-solicitation provision and confidentiality and non-disparagement provisions.

        Mr. Kelly is also eligible to participate in all employee benefit plans, programs and policies maintained by us from time to time. The agreement also provides for severance benefits in the event of his termination by us without cause or a termination by him for good reason, subject to his compliance with certain confidentiality, non-compete, non-solicitation and non-disparagement obligations and the execution of a general release of claims. For more information see "—Potential Payments upon Termination or Change of Control."

Mr. Tansill's Employment Agreement

        Mr. Tansill's employment agreement does not provide for an initial term of employment. Mr. Tansill's employment may be terminated (i) by us, upon cause (as defined in the agreement); (ii) upon Mr. Tansill's death or thirty days after disability (as defined in the agreement); (iii) at Mr. Tansill's election, without good reason (as defined in the agreement) on not less than 90 days prior written notice; (iv) by us, without cause, upon not less than 90 days prior written notice; or (v) at Mr. Tansill's election for good reason. The annual base salary set forth in the agreement is $400,000. In addition, Mr. Tansill will receive a Tax Gross Up equal to the self-employment taxes that Mr. Tansill is obligated to pay as a result of his status as a partner in a partnership (rather than as an employee of a corporation) for federal and state income tax purposes. The Tax Gross Up shall be determined by us in a manner consistent with similar payments made to our other senior executives, and shall be payable in accordance with our general payroll practices in effect from time to time.

        The agreement includes a 12 month non-compete provision, a 12 month non-solicitation provision and confidentiality provisions.

        The agreement provides that Mr. Tansill is eligible to participate in all employee benefit plans, programs and policies maintained by us from time to time. The agreement also provides for severance benefits in the event of his termination by us without cause or a termination by him for good reason. For more information see "—Potential Payments upon Termination or Change of Control."

Mr. Wilson's Employment Agreement

        Mr. Wilson's employment agreement (as amended) does not include a term of employment and may be terminated by either party on not less than 18-months' notice. The annual base salary set forth in the amended agreement is £300,000.

        The agreement includes a 6-month non-compete provision, a 12-month non-solicitation provision and confidentiality provisions.

        The agreement provides that Mr. Wilson is eligible to participate in all employee benefit plans, programs and policies maintained by us from time to time. The agreement also provides for severance benefits in the event of his termination by us without cause or a termination by him for good reason or upon a change of control. For more information see "—Potential Payments upon Termination or Change of Control."

Base Salary

        We pay base salaries to attract, recruit and retain qualified employees. For fiscal 2018, the annual base salaries of each named executive officer (as effective on April 1, 2018) were as follows: Mr. Kelly—$700,000; Mr. Tansill—$400,000; and Mr. Wilson—£300,000. Our compensation committee reviews and sets base salaries of our named executive officers from time to time.

        In addition, certain of our executive officers, including Messrs. Kelly and Tansill, are treated as partners of a partnership (rather than employees of a corporation) for tax purposes. To equalize the tax payments effect for these executives, in 2018 we paid Messrs. Kelly and Tansill a Tax Gross Up equal to the self-employment taxes that these executives were obligated to pay as a result of their status as partners in a partnership (rather than as employees of a corporation) for federal and state income tax purposes. The Tax Gross Ups were determined by us in a manner consistent with similar payments made to our other senior executives, and were paid in accordance with our general payroll practices in effect from time to time. For additional information, see "—Summary Compensation Table."

Performance-based Cash Bonus Compensation

        Our named executive officers are eligible to participate in our annual performance-based cash bonus plan. The compensation committee of our board of directors has established and intends to continue, an annual performance-based cash bonus plan for eligible employees, including the named executive officers.

        All of the named executive officers participated in the annual performance-based cash bonus plan for fiscal year 2018, or the 2018 Bonus Plan, which was based upon achievement of our 2018 operating budget and personal objectives. For fiscal 2018, the bonus targets for each named executive officer were as follows: Mr. Kelly—150% of his base salary; Mr. Tansill—75% of his base salary; and Mr. Wilson—75% of his base salary. For fiscal 2018, the payouts under the 2018 Bonus Plan were made at approximately 94% of target payout, and were as follows: Mr. Kelly—$982,800; Mr. Tansill—$280,800; and Mr. Wilson—$271,674 (converted to U.S. dollars using an exchange rate of $1.29 to £1.00).

Equity Incentive Compensation

        We provide equity-based incentive compensation to our named executive officers because it links the long-term results achieved for our stockholders and the rewards provided to named executive officers, thereby ensuring that such officers have a continuing stake in our long-term success. Historically, we have granted equity awards to our named executive officers in conjunction with a named executive officer's initial hire pursuant to the terms of his employment agreement or offer letter and thereafter from time to time.

IPO Grants

        We issued IPO Grants to our executive officers, directors and certain employees in connection with the IPO, which we refer to as the IPO Grants. The IPO Grants consisted of restricted stock units and options to purchase shares of Class A common stock and were issued under the 2018 Plan. The restricted stock units and options vest ratably on an annual basis over four years from the date of grant, and the options expire ten years from the date of grant.

        The table below shows the number of restricted stock units and options to purchase shares of Class A common stock issued to each named executive officer as IPO Grants:

Name	Stock options	Restricted stock units
James G. Kelly	413,441	95,400
Brendan F. Tansill	155,648	35,915
Darren Wilson	204,288	47,139

        No other equity incentive awards were issued to the named executive officers as compensation in 2018.

Acceleration of IPO Grants and Future Equity Awards

        The terms of the restricted stock units and options to purchase shares of Class A common stock granted to our named executive officers as IPO Grants provide for accelerated vesting upon certain events. In the event of termination as a result of death or disability, the named executive officer will become vested in the number of options or shares of restricted stock, as applicable (rounded up to the nearest whole number) that would have become vested as of the next anniversary of the grant date following such named executive officer's death or disability. If a change in control (as defined in the 2018 Plan) occurs, and the acquiring corporation either assumes the restricted stock units or options (as applicable), or substitutes new awards with respect to stock of the acquiring corporation, the restricted stock units and options will not vest upon the change in control; however, in the event that within 24 months following a change in control, the named executive officer's employment is terminated without cause (as defined in the 2018 Plan), or the named executive officer terminates employment with good reason (as defined in the 2018 Plan), then the unvested restricted stock units and options will become fully vested. In the event a change in control occurs and the acquiring corporation does not assume the restricted stock units or options or provide substitute awards, the unvested restricted stock units and options will become fully vested.

        We expect that future equity grants to our named executive officers will include similar acceleration provisions.

Treatment of Class D Units and Unit Appreciation Awards in the IPO

        As part of the Reorganization Transactions, the vesting of any unvested time and performance based Class D units of EVO LLC held by our current and former executive officers was accelerated, and each holder of Class D units, including Mr. Kelly and Mr. Tansill, exchanged Class D units for LLC Interests. Certain of our executive officers agreed not to exchange a portion of their LLC Interests for a period of one year following completion of the IPO.

        Additionally, as part of the Reorganization Transactions, each holder of unit appreciation awards, including Mr. Wilson, had their unit appreciation awards converted into shares of restricted Class A common stock. Each of these shares of our Class A common stock is subject to the same vesting requirements as the related unit appreciation awards (without further acceleration as a result of the IPO), except that we waived all vesting requirements for performance-based unit appreciation awards and performance-based forfeiture requirement applicable to all unit appreciation awards in connection with the Reorganization Transactions.

        The table below shows the number of LLC Interests or shares of Class A common stock, as applicable, that were issued to each named executive officer in connection with the IPO in connection with their exchange of Class D units or conversion of unit appreciation awards, as applicable:

Name	LLC interests issued	Class A common stock issued
James G. Kelly	1,239,618	—
Brendan F. Tansill	307,042	—
Darren Wilson	—	148,267

Benefits and Perquisites

        We offer health and welfare benefits and life insurance to our named executive officers on the same basis that these benefits are offered to our other eligible employees. We also offer a 401(k) plan to our eligible U.S. employees and a pension scheme for employees based in the United Kingdom. Our named executive officers participate in our 401(k) plan or pension scheme, as applicable, on the same basis as our other eligible employees. During 2018, Mr. Wilson was not eligible to participate in the pension scheme and instead received an additional cash payment in lieu of pension contribution.

        We provide limited perquisites to our named executive officers. For additional information, see "—Summary Compensation Table."

Summary Compensation Table

        The following table sets forth information regarding compensation earned by our named executive officers during fiscal 2018 and 2017.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Non-equity Incentive Plan compensation ($)(2)	All other compensation ($)(3)	Total ($)
James G. Kelly	2018	691,654	—	3,816,011	982,800	52,010	5,542,475
Chief Executive Officer	2017	667,698	—	—	686,601	37,497	1,391,796
Brendan F. Tansill	2018	398,654	—	1,436,609	280,800	61,815	2,177,878
President—North America	2017	388,185	—	—	204,307	29,835	622,327
Darren Wilson(4)	2018	387,000	—	1,885,558	271,674	28,308	2,572,540
President—International	2017	378,438	—	—	193,245	28,404	600,087

(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For additional information, see Note 19 to our audited financial statements for the fiscal year ended December 31, 2018, included in our 2018 10-K. See "—Long-Term Incentive Compensation" for more information about the awards granted in fiscal year 2018.

(2)
For 2018, represents amounts earned by our named executive officers under our 2018 Bonus Plan. See "—Performance-Based Cash Bonus Compensation" for additional information.

(3)
Amounts in this column for 2018 and 2017 are detailed in the table below:

Name	Year	Tax gross up ($)(a)	Car allowance ($)	401(k) Match/pension ($)(b)(c)	Life insurance ($)	Disability insurance ($)	Medical ($)(c)	Financial planning services ($)	Total all other compensation ($)
James G. Kelly	2018	17,974	—	8,250	960	6,610	18,216	—	52,010
	2017	11,508	2,250	9,115	480	3,305	10,839	—	37,497
Brendan F. Tansill	2018	13,721	—	8,250	366	4,083	18,216	17,179	61,815
	2017	8,902	—	8,654	174	2,041	10,064	—	29,835
Darren Wilson	2018	—	—	19,350	1,378	5,677	1,904	—	28,308
	2017	—	—	18,923	2,129	5,683	1,669	—	28,404

(a)
Additional amount equal to the self-employment taxes that Messrs. Kelly and Tansill were obligated to pay as a result of their status as partners in a partnership (rather than as employees of a corporation) for federal income tax purposes.

(b)
Matching 401(k) contribution for Messrs. Kelly and Tansill; cash payment in lieu of pension contribution for Mr. Wilson.

(c)
Our named executive officers are eligible to participate in other health and welfare programs that are available to substantially all full-time, salaried employees, including our 401(k) plan. In addition, Messrs. Kelly and Tansill participated in a supplemental healthcare insurance plan paid for by the Company.
(4)
Mr. Wilson's 2018 base salary, cash bonus and all other compensation was paid in British pounds sterling and was converted to U.S. dollars using an exchange rate of $1.29 to £1.00. Mr. Wilson's 2017 base salary, cash bonus and all other compensation was paid in British pounds sterling and was converted to U.S. dollars using the 2017 average of daily spot rates of $1.2883 to £1.00.

Outstanding Equity Awards at Fiscal 2018 Year End

        The following tables provide information about the outstanding equity awards held by our named executive officers as of December 31, 2018.

												Stock Awards
													Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
	Option Awards
												Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: number of securities underlying unexercisable unearned options (#)	Option exercise price ($)	Option expiration date	Grant date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)
James G. Kelly	5/22/2018	—	413,441	(2)	—	16.00	5/22/2028	5/22/2018	95,400	(2)	2,353,518	—	—
Brendan F. Tansill	5/22/2018	—	155,648	(2)	—	16.00	5/22/2028	5/22/2018	35,915	(2)	886,023	—	—
Darren Wilson	5/22/2018	—	204,288	(2)	—	16.00	5/22/2028	5/22/2018	11,778	(3)	290,563	—	—
								5/22/2018	2,753	(4)	67,917	—	—
								5/22/2018	47,139	(2)	1,162,919	—	—

(1)
Based on the closing market price of our Class A common stock on December 31, 2018 of $24.67, as reported on the Nasdaq.

(2)
The award will vest in four substantially equal installments on May 22, 2019, 2020, 2021 and 2022.

(3)
The awards were granted in the Reorganization Transactions upon conversion of awards granted to Mr. Wilson in 2014 under the Unit Appreciation Plan. These awards were modified on May 22, 2018, with the actual conversion of the awards effective upon the effectiveness of the Reorganization Transactions on May 25, 2018. See "—Treatment of Class D Units and Unit Appreciation Awards in the IPO." The remaining time-vesting units vested on April 1, 2019.

(4)
The awards were granted in the Reorganization Transactions upon conversion of awards granted to Mr. Wilson in 2014 under the Unit Appreciation Plan. These awards were modified on May 22, 2018, with the actual conversion of the awards effective upon the effectiveness of the Reorganization Transactions on May 25, 2018. See "—Treatment of Class D Units and Unit Appreciation Awards in the IPO." The remaining time-vesting units will vest on December 11, 2019.

Potential Payments upon Termination or Change of Control

        The employment agreements with each of our named executive officers provide for the payment of certain severance benefits upon termination. We have agreed to pay severance benefits in the event of an executive's termination by us without cause or a termination by the executive for good reason. We also provide severance benefits in the case of death and disability.

Mr. Kelly

        Mr. Kelly's employment agreement provides for severance benefits if Mr. Kelly's employment is terminated without cause (as defined in the agreement), if he resigns for good reason (as defined in the agreement). In such instance, we will pay Mr. Kelly an amount equal to the sum of (i) $3.5 million payable in 24 monthly installments, and (ii) an additional $100,000, which payment approximates the cost of twenty-four (24) months of coverage under the Company's group health plan, payable in a lump sum within sixty (60) days after the termination date. Payment of severance is subject to Mr. Kelly's compliance with certain confidentiality, non-compete, non-solicitation and non-disparagement obligations and the execution of a general release of claims.

        If we terminate Mr. Kelly's employment for cause or he resigns other than for good reason, we will pay his compensation and benefits otherwise payable to him through the last day of employment.

Mr. Tansill

        Mr. Tansill's employment agreement provides for severance benefits if Mr. Tansill's employment is terminated without cause (as defined in the agreement), if he resigns for good reason (as defined in the agreement). In such instance, we will pay Mr. Tansill an amount equal to (i) two times his base salary plus Tax Gross Up as in effect on the date of termination, payable in 12 monthly installments, and (ii) an additional $50,000 payable in a lump sum within 60 days of the termination date. Payment of severance is subject to Mr. Tansill's compliance with certain confidentiality, non-compete, non-solicitation and non-disparagement obligations and the execution of a general release of claims.

        If we terminate Mr. Tansill's employment for cause or he resigns other than for good reason, we will pay his compensation and benefits otherwise payable to him through the last day of employment.

Mr. Wilson

        Mr. Wilson's employment agreement, as amended, provides for severance benefits if we exercise our discretion to terminate Mr. Wilson's employment upon not less than 18 months' prior notice. In such terminations, we will pay Mr. Wilson an amount equal to the sum of (i) his base salary for that part of the period of notice not worked, and (ii) the target amount of any bonus for that would have otherwise been paid to Mr. Wilson during that part of the period of notice not worked.

        We may also terminate Mr. Wilson for gross misconduct, material breach or non-observance of his employment agreement, conviction of certain criminal offenses, fraud or disability, all as described in his employment agreement. In such terminations, we are not required to pay any severance or additional compensation.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Our Board has directed that this appointment be submitted to our stockholders for ratification. Although ratification of our appointment of Deloitte & Touche LLP is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice.

        Deloitte & Touche LLP also served as our independent registered public accounting firm for the fiscal years ended December 31, 2017 and 2018, respectively. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting and be available to respond to appropriate questions from stockholders.

        In the event that the appointment of Deloitte & Touche LLP is not ratified by the stockholders, the audit committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2019. Even if the appointment of Deloitte & Touche LLP is ratified, the audit committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interests of the Company.

Deloitte & Touche LLP Fees

        Aggregate fees billed to us for the fiscal years ended December 31, 2018 and 2017 by our independent auditors, Deloitte & Touche LLP and its affiliates were approximately:

	2018	2017
Audit fees	$2,588,358	$1,990,402
Audit-related fees	664,699	1,020,626
Tax fees	1,524,924	1,931,648
All other fees	—	—
Total	$4,777,981	$4,942,675

        All of the fees set forth in the table above for 2018 were pre-approved by the audit committee in accordance with the procedures described below.

Audit Fees

        The Audit Fees listed above were billed in connection with the audit of our annual consolidated financial statements, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, the statutory audits of foreign subsidiary financial statements, and a SOC I internal control attestation report.

Audit-Related Fees

        The Audit-Related Fees listed above were billed in connection with the professional services performed in 2017 and 2018 in connection with Form S-1 comfort letters and consent issuances relating to the Company's IPO and secondary offering, and for services rendered in 2018 related to an examination of one of the Company's settlement accounts.

Tax Fees

        The Tax Fees listed above were billed for tax compliance, planning and advice.

Pre-Approval Policy for Services Performed by Independent Auditor

        The audit committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the audit committee must pre-approve all permissible services to be performed by the independent auditor.

        The audit committee has adopted an auditor pre-approval policy that sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the audit committee must give prior approval for any amount or type of service within four categories—audit, audit-related, tax services or, to the extent permitted by law, other services—that the independent auditor provides. Prior to the annual engagement, the audit committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the audit committee if it is to be provided by the independent auditor. For any pre-approval, the audit committee will consider whether such services are consistent with the SEC's rules on auditor independence, whether the auditor is best-positioned to provide the most cost-effective and efficient service and whether the service might enhance the Company's ability to manage or control risk or improve audit quality. The audit committee may delegate to one or more of its members authority to approve a request for pre-approval, provided the member reports any approval so given to the audit committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

        The audit committee operates under a written charter adopted by the Board that is available on the Company's website at www.evopayments.com.

        The audit committee oversees the accounting, auditing and financial reporting processes of the Company. As part of its oversight responsibilities, the audit committee reviewed and discussed the Company's consolidated financial statements for the year ended December 31, 2018 with management and Deloitte & Touche LLP, the independent auditor for the Company. The Committee also discussed and reviewed with Deloitte & Touche LLP all communications required under generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (the "PCAOB"), including the matters required to be discussed by Deloitte & Touche LLP with the audit committee under PCAOB Auditing Standard No. 1301, Communications with audit committees, and SEC Rule 2-07 of Regulation S-X.

        In addition, Deloitte & Touche LLP provided to the audit committee a formal written statement describing all relationships between Deloitte & Touche LLP and its affiliates and the Company and its affiliates as defined by the rules and regulations of the SEC that might bear on Deloitte & Touche LLP's independence as required by PCAOB Ethics and Independence Rule 3526, Communication with audit committees Concerning Independence.The audit committee reviewed and discussed with Deloitte & Touche LLP any matters that could have impacted Deloitte & Touche LLP's objectivity and independence from the Company and management, including the provision of non-audit services to the Company. Nothing came to the audit committee's attention as a result of its review of Deloitte & Touche LLP's statement or its discussions with Deloitte & Touche LLP that would indicate that Deloitte & Touche LLP lacked such objectivity or independence. Based on these reviews and discussions and in reliance thereon, the audit committee recommended to the Board that the audited financial statements for the Company be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

AUDIT COMMITTEE
David W. Leeds Gregory S. Pope Matthew W. Raino

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following tables set forth information relating to the beneficial ownership of our Class A common stock, Class B common stock, Class C common stock and Class D common stock as of April 10, 2019 by:

  •
  each of our directors and named executive officers;

  •
  each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock, Class B common stock, Class C common stock and Class D common stock and LLC Interests; and

  •
  all of our directors and executive officers as a group.

        As described in "Certain Relationships and Related Party Transactions," each Continuing LLC Owner is entitled to have their LLC Interests purchased or redeemed for cash equal to the market value of the applicable number of our shares of Class A common stock.

        The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of April 10, 2019 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, we believe, based on information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares of common stock and LLC Interests held by that person.

        Applicable percentage ownership is based on 32,256,434 shares of our Class A common stock, 35,413,538 shares of Class B common stock, 2,445,055 shares of Class C common stock and 11,794,116 shares of Class D common stock outstanding as of April 10, 2019. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of the April 10, 2019 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated below, the address for each beneficial owner listed is c/o EVO Payments, Inc., Ten Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328.

Beneficial ownership in EVO Payments, Inc.

	Class A common stock beneficially owned		Class B common stock beneficially owned		Class C common stock beneficially owned		Class D common stock beneficially owned		Combined Voting Power
Name of beneficial owner	Number	%	Number	%	Number	%	Number	%	%
5% Stockholders Blueapple, Inc.(1)	—	—	35,413,538	100.0	—	—	—	—	15.9
Madison Dearborn Partners, LLC(2)	652,500	2.0	—	—	—	—	10,961,478	92.9	18.6
TimesSquare Capital Management, LLC(3)	2,303,270	7.1	—	—	—	—	—	—	3.7
The Vanguard Group(4)	2,059,993	6.4	—	—	—	—	—	—	3.3
BlackRock, Inc.(5)	1,769,998	5.5	—	—	—	—	—	—	2.8
Directors and Named Executive Officers
Rafik R. Sidhom(1)	—	—	35,413,538	100.0	—	—	—	—	15.9
Vahe A. Dombalagian(2)	652,500	2.0	—	—	—	—	10,961,478	92.7	18.6
Matthew W. Raino(2)	652,500	2.0	—	—	—	—	10,961,478	92.7	18.6
David W. Leeds	5,000	*	—	—	—	—	—	—	*
John S. Garabedian(6)	17,812	*	—	—	—	—	—	—	*
Gregory S. Pope(6)	57,812	*	—	—	—	—	—	—	*
James G. Kelly(7)	127,210	*	—	—	1,239,618	50.7	—	—	6.9
Darren Wilson(8)	180,587	*	—	—	—	—	—	—	*
Brendan F. Tansill	47,890	*	—	—	267,142	10.9	—	—	1.5
All executive officers and directors as a group (15 persons)(9)	1,277,157	3.9	35,413,538	100.0	2,445,055	100.0	10,961,478	92.7	49.1

Beneficial Ownership in EVO Investco, LLC

	LLC Interests beneficially owned
Name of beneficial owner	Number	%
5% Unitholders
Blueapple, Inc.(1)	35,413,538	43.2
Madison Dearborn Partners, LLC(2)	10,961,478	13.4
Directors and Named Executive Officers
Rafik R. Sidhom(1)	35,413,538	43.2
Vahe A. Dombalagian(2)	10,961,478	13.4
Matthew W. Raino(2)	10,961,478	13.4
David W. Leeds	—	—
John S. Garabedian	—	—
Gregory S. Pope	—	—
James G. Kelly(7)	1,239,618	1.5
Darren Wilson	—	—
Brendan F. Tansill	267,142	*
All executive officers and directors as a group (15 persons)(9)	48,820,071	59.6

*
Indicates beneficial ownership of less than 1% of the total outstanding common stock or LLC Interests, as applicable.

(1)
Blueapple is controlled by its majority stockholder, Rafik R. Sidhom, who is our founder and chairman of our board of directors. Mr. Sidhom may be deemed to share beneficial ownership of the reported securities. Mr. Sidhom disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. The address for Blueapple and Mr. Sidhom is 515 Broadhollow Road, Melville, New York 11747.

(2)
Consists of 652,500 shares of Class A common stock held by Madison Dearborn Capital Partners VI-C, L.P. ("MDCP VI-C"), 6,307,498 shares of Class D common stock and an equal number of LLC Interests held by Madison Dearborn Capital Partners VI-B, L.P. ("MDCP VI-B"), 64,998 shares of Class D common stock and an equal number of LLC Interests held by Madison Dearborn Capital Partners VI Executive-B, L.P. ("MDCP Exec VI-B"), 3,346,467 shares of Class D common stock and an equal number of LLC Interests held by MDCP Cardservices, LLC ("MDCP Cardservices"), and 1,242,515 shares of Class D common stock and an equal number of LLC Interests held by MDCP VI-C Cardservices Splitter, L.P. ("Splitter"). MDCP VI-B may be deemed to share beneficial ownership of the securities held by MDCP Cardservices, as its controlling member. Madison Dearborn Partners VI-B, L.P. ("MDP VI-B") may be deemed to share beneficial ownership of the securities held by MDCP VI-B, MDCP Exec VI-B and Splitter, as each of their general partners. MDCP VI-C may be deemed to share beneficial ownership of the securities held by Splitter to the extent of its pecuniary interest therein by virtue of the rights granted with respect to the disposition of such securities under the Exchange Agreement and a call option issued by MDCP VI-C Cardservices Blocker Corp. ("Blocker"). Blocker may be deemed to share beneficial ownership of the securities held by Splitter to the extent of its pecuniary interest therein by virtue of the rights granted with respect to the disposition of such securities under the call option. Madison Dearborn Partners VI-A&C, L.P. ("MDP VI-A&C"), as the general partner of MDCP VI-C, may be deemed the beneficial owner of the securities beneficially owned by MDCP VI-C. Madison Dearborn Partners, LLC ("MDP LLC"), as the general partner of each of MDP VI-B and MDP VI-A&C may be deemed to share beneficial ownership of the reported securities. As the sole members of the limited partner committees of MDP VI-B and MDP VI-A&C, which have the power, acting by unanimous vote, to vote or dispose of the securities beneficially owned by MDP VI-B and MDP VI-A&C, respectively, Paul J. Finnegan and Samuel M. Mencoff may be deemed to have shared voting and investment power over such securities. Two members of our board of directors, Vahe A. Dombalagian and Matthew W. Raino, are each a Managing Director of MDP LLC. Each of the foregoing entities and persons disclaims beneficial ownership of the reported securities except to the extent of his or its pecuniary interest therein. The address for the MDP entities and persons is Three First National Plaza, 70 W. Madison Street, Suite 4600, Chicago, Illinois 60602.

(3)
Based on information obtained from a Schedule 13G filed with the SEC March 6, 2019 by TimesSquare Capital Management, LLC ("TimesSquare"). TimesSquare reporting that, as of December 31, 2018, it had sole voting power with respect to 2,192,470 shares of our Class A common stock and sole dispositive power with respect to 2,303,270 shares of our Class A common stock. The address of TimesSquare is 7 Times Square, 42nd Floor New York, NY 10036.

(4)
Based on information obtained from a Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group ("Vanguard") on behalf of itself and its wholly owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Vanguard reported that as of December 31, 2018, it had sole voting power with respect to 40,838 shares of our Class A common stock, sole dispositive power with respect to

  2,019,155 shares of our Class A common stock and shared dispositive power with respect to 40,838 shares of our Class A common stock, and that the shares are beneficially owned by Vanguard and its wholly owned subsidiaries identified above. The address of each of the foregoing is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Based on information obtained from a Schedule 13G filed with the SEC on February 8, 2019 by BlackRock, Inc. ("Blackrock") on behalf of itself and its wholly owned subsidiaries, BlackRock Advisors, LLC, BlackRock (Luxembourg) S.A., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc. and BlackRock Investment Management, LLC. BlackRock reported that as of December 31, 2018, it had sole voting power with respect to 1,628,792 shares of our Class A common stock and sole dispositive power with respect to 1,769,998 shares of our Class A common stock, and that the shares are beneficially owned by BlackRock and its wholly owned subsidiaries identified above. The address of each of the foregoing is 55 East 52nd Street, New York, NY 10055.

(6)
Includes shares of Class A common stock underlying 7,812 restricted stock units that will vest on May 22, 2019.

(7)
Includes 787,662 shares of Class C common stock and an equal number of LLC Interests held by the James G. Kelly Grantor Trust Dated January 12, 2012. John Kelly, Mr. Kelly's son, is the trustee of the James G. Kelly Grantor Trust Dated January 12, 2012. Includes shares of Class A common stock underlying 23,850 restricted stock units and 103,360 stock options that will vest on May 22, 2019.

(8)
Includes 2,753 restricted shares of Class A common stock and shares of Class A common stock underlying 11,784 restricted stock units and 51,072 stock options that will vest on May 22, 2019.

(9)
Includes 18,980 restricted shares of Class A common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

        The following is a description of transactions since January 1, 2018 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our Class A common stock, Class B common stock, Class C common stock and Class D common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Issuance of EVO common stock and conversion of EVO LLC interests

        As part of the Reorganization Transactions, we issued shares of our common stock to the Continuing LLC Owners for nominal consideration, and all outstanding Class A units, Class B units, Class C units, Class D units and Class E units issued by EVO LLC and held by the Continuing LLC Owners were converted into LLC Interests. In addition, we issued shares of our Class A common stock to certain of our current and former employees upon conversion of the outstanding unit appreciation awards held by these individuals (and were deemed to have made a related capital contribution to EVO LLC in exchange for LLC Interests corresponding to these shares of Class A common stock).

        The table below sets forth the number of shares of common stock and LLC Interests issued to each of our directors, executive officers and 5% stockholders in the Reorganization Transactions. See "Stock Ownership of Certain Beneficial Owners and Management" for more information.

Name	LLC Interests issued	Shares of Class A common stock	Shares of Class B common stock	Shares of Class C common stock	Shares of Class D common stock
Blueapple	35,913,538	—	35,913,538	—	—
MDP	22,461,478	652,500	—	—	22,461,478
James G. Kelly(1)	1,239,618	—	—	1,239,618	—
Jeffrey Rosenblatt(2)	680,276	—	—	—	680,276
Brendan F. Tansill	307,042	—	—	307,042	—
Darren Wilson	—	148,267	—	—	—
Kevin M. Hodges	287,530	—	—	287,530	—
Steven J. de Groot	307,042	—	—	307,042	—
Michael L. Reidenbach	396,563	—	—	396,563	—
Catherine E. Lafiandra	—	5,273	—	—	—
David L. Goldman	23,160	—	—	23,160	—

(1)
Includes 787,662 LLC Interests and 787,662 shares of Class C common stock issued to the James G. Kelly Grantor Trust Dated January 12, 2012.

(2)
Mr. Rosenblatt served as our President from December 2012 to November 2016. Excludes 666,667 LLC Interests sold in the IPO.

EVO LLC Agreement

        In connection with the IPO, we and the Continuing LLC Owners entered into the EVO LLC amended and restated limited liability company agreement, which we refer to as the EVO LLC Agreement.

        Appointment as manager.    Under the EVO LLC Agreement, we became a member and the sole manager of EVO LLC. As the sole manager, we are able to control all of the day-to-day business affairs and decision-making of EVO LLC without the approval of any other member. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of EVO LLC and the day-to-day management of EVO LLC's business. Pursuant to the terms of the EVO LLC Agreement, we cannot, under any circumstances, be removed as the sole manager of EVO LLC except by our election.

        Compensation.    We are not entitled to compensation for our services as manager. We are entitled to reimbursement by EVO LLC for fees and expenses incurred on behalf of EVO LLC, including all expenses associated with maintaining our corporate existence.

        Distributions.    The EVO LLC Agreement requires "tax distributions" to be made by EVO LLC to its members, as that term is defined in the agreement, except to the extent such distributions would render EVO LLC insolvent or are otherwise prohibited by law, our Senior Secured Credit Facilities or any of our future debt agreements. Tax distributions will be made as and when members are required to make estimated payments or file tax returns, which we expect will be approximately on a quarterly basis, to each member of EVO LLC, including us, based on such member's allocable share of the taxable income of EVO LLC and an assumed tax rate that will be determined by us. For this purpose, the taxable income of EVO LLC, and the members' allocable share of such taxable income, shall be determined without regard to any tax basis adjustments that are personal to any member, including as a result from our deemed or actual purchase of an LLC Interest from the Continuing LLC Owners (as described below under "—Tax Receivable Agreement"). The assumed tax rate that we expect to use for purposes of determining tax distributions from EVO LLC to its members will be the highest combined federal, state, and local tax rate that may potentially apply to any one of EVO LLC's members (currently 48.42% of taxable income), regardless of the actual final tax liability of any such member. We expect EVO LLC may make distributions out of distributable cash periodically to enable us to cover our operating expenses and other obligations, including our obligations under the TRA, as well as to make dividend payments, if any, to the holders of our Class A common stock, except to the extent such distributions would render EVO LLC insolvent or are otherwise prohibited by law, our Senior Secured Credit Facilities or any of our future debt agreements.

        Transfer restrictions.    The EVO LLC Agreement generally does not permit transfers of LLC Interests by members, subject to certain limited exceptions. Any transferee of LLC Interests must assume, by operation of law or written agreement, all of the obligations of a transferring member with respect to the transferred units, even if the transferee is not admitted as a member of EVO LLC.

        Common unit sale and exchange rights.    The EVO LLC Agreement provides certain sale and exchange rights to the Continuing LLC Owners that entitles each Continuing LLC Owner to have all or a portion of its LLC Interests purchased by us or exchanged for Class A common stock, as applicable, or redeemed by EVO LLC.

        Pursuant to the EVO LLC Agreement, upon receipt of a sale notice from Blueapple with respect to its LLC Interests, we will use our commercially reasonable best efforts to pursue a public offering of shares of our Class A common stock and use the net proceeds therefrom to purchase LLC Interests from Blueapple. We may elect, at our option (determined solely by our independent directors (within the meaning of the rules of Nasdaq) who are disinterested), to cause EVO LLC to instead redeem the applicable LLC Interests for cash; provided that Blueapple consents to any election by us to cause EVO LLC to redeem the LLC Interests. Blueapple is not entitled to deliver more than four sale notices in the aggregate that are ultimately settled as purchases of LLC Interests from the net proceeds of a public offering of Class A common stock during any twelve-month period. Any public offerings conducted by MDP pursuant to the exercise of its registration rights pursuant to the Registration Rights Agreement where we register shares to purchase LLC Interests from Blueapple also count as sale notices for purposes of this limitation.

        Each Continuing LLC Owner (other than Blueapple) has an exchange right providing that, upon receipt of an exchange notice from such Continuing LLC Owner, we will exchange the applicable LLC Interests for newly issued shares of our Class A common stock on a one-for-one basis pursuant to the Exchange Agreement. Upon our receipt of such an exchange notice, we may elect at our option (determined solely by our independent directors (within the meaning of the rules of Nasdaq) who are disinterested), to cause EVO LLC to instead redeem the applicable LLC Interests for cash; provided that such Continuing LLC Owner consents to any election by us to cause EVO LLC to redeem the LLC Interests. In the event that a Continuing LLC Owner does not consent to an election by us to cause EVO LLC to redeem the LLC Interests, we are required to exchange the applicable LLC Interests for newly issued shares of Class A common stock.

        Any LLC Interests purchased from Blueapple following the completion of a public offering of shares of our Class A common stock will be purchased for cash at a price per LLC Interest equal to the price per share of such Class A common stock sold (after deducting underwriting discounts and commissions) in the offering. Any LLC Interests redeemed by EVO LLC from any Continuing LLC Owner will be redeemed at a price per LLC Interest equal to a volume-weighted average market price of one share of our Class A common stock for each LLC Interest (subject to customary adjustments, including for stock splits, stock dividends and reclassifications).

        If we elect to cause EVO LLC to redeem LLC Interests in lieu of pursuing a public offering or exchanging LLC Interests for newly issued shares of our Class A common stock, we will offer the other Continuing LLC Owners the right to have their respective LLC Interest redeemed in an amount up to such person's pro rata share of the aggregate LLC Interests to be redeemed. We are not be required to redeem any LLC Interest from Blueapple or any other Continuing LLC Owner in response to a sale notice from Blueapple if we elect to pursue, but are unable to complete, a public offering of shares of our Class A common stock.

        Each Continuing LLC Owner's exchange rights are subject to certain customary limitations, including the absence of any liens or encumbrances on such LLC Interest to be purchased or redeemed. The settlement of a purchase of LLC Interests from Blueapple is subject to the consummation of a public offering generating sufficient net proceeds to us to purchase the applicable LLC Interests, subject to customary cutback provisions. Any Continuing LLC Owner (other than Blueapple) may condition the settlement of any exchange of LLC Interests from such Continuing LLC Owner on the closing of an underwritten offering of the shares of our Class A common stock to be issued in connection with the settlement.

        Pursuant to the Registration Rights Agreement described below, MDP has customary registration rights, and all Continuing LLC Owners (other than Blueapple) have customary piggyback registration rights, including piggyback rights with respect to any public offering conducted in response to our receipt of a sale notice from Blueapple. Pursuant to the EVO LLC Agreement, Blueapple also has the right, in connection with any public offering we conduct (including any offering conducted as a result of an exercise by MDP of its registration rights), to request that we use our commercially reasonable best efforts to include shares of our Class A common stock as part of such public offering and use the net proceeds therefrom to purchase a like amount of its LLC Interests. Our requirement to pursue public offerings and purchase of LLC Interests from Blueapple for cash in connection with any offering is subject to customary cutback provisions typical for registration rights agreements.

        In addition, we agree under the Registration Right Agreement to maintain a registration statement with respect to the issuance of the Class A common stock to be issued upon exchange of any outstanding LLC Interests pursuant to the exchange rights described above.

        Any time we purchase LLC Interests from any Continuing LLC Owner, our ownership of LLC Interests will increase. Whether by purchase or redemption, we are obligated to ensure that at all times the number of LLC Interests that we own equals the number of our outstanding shares of Class A common stock (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).

        In connection with any purchase or redemption of LLC Interests from a Continuing LLC Owner, the Continuing LLC Owner is required to surrender a number of shares of our Class B common stock (to the extent still outstanding), Class C common stock, or Class D common stock, as applicable, registered in the name of such Continuing LLC Owner, which we will cancel for no consideration on a one-for-one basis with the number of LLC Interests purchased or redeemed.

        Maintenance of one-to-one ratio between shares of Class A common stock and LLC Interests.    The EVO LLC Agreement requires EVO LLC to take all actions with respect to its LLC Interests, including reclassifications, distributions, divisions or recapitalizations, to maintain at all times a one-to-one ratio between the number of LLC Interests owned by us and the number of shares of our Class A common stock outstanding. This ratio requirement disregards (i) shares of our Class A common stock under unvested options issued by us, (ii) treasury stock, and (iii) preferred stock or other debt or equity securities (including warrants, options or rights) issued by us that are convertible into or exercisable or exchangeable for shares of Class A common stock, except to the extent we have contributed the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, to the equity capital of EVO LLC. In addition, this Class A common stock ratio requirement disregards all LLC Interests at any time held by any other person, including the Continuing LLC Owners. If we issue, transfer or deliver from treasury stock or purchase shares of Class A common stock in a transaction not contemplated by the EVO LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries or purchases, the number of outstanding LLC Interests we own equals, on a one-for-one basis, the number of outstanding shares of Class A common stock. If we issue, transfer or deliver from treasury stock or purchase or redeem any of our preferred stock in a transaction not contemplated by the EVO LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries purchases or redemptions, we hold (in the case of any issuance, transfer or delivery) or cease to hold (in the case of any purchase or redemption) equity interests in EVO LLC which (in our good faith determination) are in the aggregate substantially equivalent to our preferred stock so issued, transferred, delivered, purchased or redeemed. EVO LLC is prohibited from undertaking any subdivision (by any split of units, distribution of units, reclassification, recapitalization or similar event) or combination (by reverse split of units, reclassification, recapitalization or similar event) of the LLC Interest that is not accompanied by an identical subdivision or combination of our Class A common stock to maintain at all times a one-to-one ratio between the number of LLC Interests owned by us and the number of outstanding shares of our Class A common stock, subject to exceptions.

        Issuance of LLC Interests upon exercise of options or issuance of other equity compensation.    Upon the exercise of options issued by us, or the issuance of other types of equity compensation by us (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we have the right to acquire from EVO LLC a number of LLC Interests equal to the number of our shares of Class A common stock being issued in connection with the exercise of such options or issuance of other types of equity compensation. When we issue shares of Class A common stock in settlement of stock options granted to persons that are not officers or employees of EVO LLC or its subsidiaries, we will make, or be deemed to make, a capital contribution in EVO LLC equal to the aggregate value of such shares of Class A common stock and EVO LLC will issue to us a number of LLC Interests equal to the number of shares we issued. When we issue shares of Class A common stock in settlement of stock options granted to persons that are officers or employees of EVO LLC or its subsidiaries, then we will be deemed to have sold directly to the person exercising such award a portion of the value of each share of Class A common stock equal to the exercise price per share, and we will be deemed to have sold directly to EVO LLC (or the applicable subsidiary of EVO LLC) the difference between the exercise price and market price per share for each such share of Class A common stock. In cases where we grant other types of equity compensation to employees of EVO LLC or its subsidiaries, on each applicable vesting date we will be deemed to have sold to EVO LLC (or such subsidiary) the number of vested shares at a price equal to the market price per share, EVO LLC (or such subsidiary) will deliver the shares to the applicable person, and we will be deemed to have made a capital contribution in EVO LLC equal to the purchase price for such shares in exchange for an equal number of LLC Interests.

        Dissolution.    The EVO LLC Agreement provides that the unanimous consent of all members holding voting units is required to voluntarily dissolve EVO LLC. In addition to a voluntary dissolution, EVO LLC will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (1) first, to pay the expenses of winding up EVO LLC; (2) second, to pay debts and liabilities owed to creditors of EVO LLC, other than members; (3) third, to pay debts and liabilities owed to members; and (4) fourth, to the members pro-rata in accordance with their respective percentage ownership interests in EVO LLC (as determined based on the number of LLC Interests held by a member relative to the aggregate number of all outstanding LLC Interests).

        Amendment.    The EVO LLC Agreement provides that it may be amended or modified by us as the manager. However, no amendment or modification, whether by merger, consolidation or otherwise, (1) to the amendment provisions of the EVO LLC Agreement may be made without the prior written consent of each member of EVO LLC, (2) to any of the terms and conditions of the EVO LLC Agreement that expressly require the approval or action of certain persons may be made without obtaining the consent of the requisite number or specified percentage of such persons who are entitled to approve or take action on such matter, and (3) to any of the terms and conditions of the EVO LLC Agreement may be made without the prior written consent of any member of EVO LLC to the extent such amendment or modification adversely affects the rights or powers of such member or imposes additional obligations on such member.

        Indemnification.    The EVO LLC Agreement provides for indemnification by EVO LLC of the manager, members and officers of EVO LLC and EVO LLC's subsidiaries or affiliates. Under the EVO LLC Agreement, EVO LLC also agrees, subject to certain limitations, to indemnify the Continuing LLC Owners against losses, claims, actions, damages, liabilities and expenses related to any public offering of shares of our Class A common stock where we use the net proceeds therefrom to purchase LLC Interests from the Continuing LLC Owners.

Tax Receivable Agreement

        We used all of the net proceeds from the IPO to purchase LLC Interests directly from EVO LLC. We expect to obtain an increase in our share of the tax basis of the assets of EVO LLC from future purchases or redemptions of LLC Interests that result from Continuing LLC Owners exercising their rights to have LLC Interests purchased by us or redeemed by EVO LLC, which we intend to treat, to the extent the law allows, as our direct purchase of LLC Interests from a Continuing LLC Owner for U.S. federal income and other applicable tax purposes (such basis increases, the "Basis Adjustments"). For purposes of this discussion of the TRA, the Continuing LLC Owners include the MDP affiliate who owns the call option and the MDP affiliate that owns the LLC Interests subject to the call option described below. Any Basis Adjustment will have the effect of reducing the amounts that we wouldotherwise pay in the future to various tax authorities, to the extent we would otherwise have had net taxable income on which we would have been required to pay income tax. The Basis Adjustments may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

        In connection with the transactions described above, we entered into the TRA with the Continuing LLC Owners that provides for the payment by us to such persons of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of the transactions described above, including increases in the tax basis of the assets of EVO LLC attributable to payments made under the TRA and deductions attributable to imputed interest payments pursuant to the TRA. EVO LLC intends to have in effect an election under Section 754 of the Internal Revenue Code effective for each taxable year in which a purchase or redemption of LLC Interests for cash occurs. These tax benefit payments are not conditioned upon one or more of the Continuing LLC Owners maintaining a continued ownership interest in either EVO LLC or us. The Continuing LLC Owners' rights under the TRA are assignable to permitted transferees of their LLC Interests (other than EVO LLC or us as transferee pursuant to a purchase or redemption of LLC Interests). We will benefit from the remaining 15% of the tax benefits, if any, that we may actually realize.

        The actual Basis Adjustments, as well as any amounts paid to the Continuing LLC Owners under the TRA will vary depending on a number of factors, including:

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  the timing of any subsequent purchases or redemptions—for instance, the Basis Adjustments resulting from a purchase or redemption of LLC Interests will depend on the fair market value of LLC Interests at the time of purchase or redemption. Thus, the Basis Adjustment will vary because of fluctuations in fair market value;

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  price of purchases or redemptions—in the case of purchases, the price of shares of our Class A common stock at the time of initial purchases or subsequent purchases, after deducting underwriting discounts and commissions, and in the case of redemptions, the price of shares of our Class A common stock at the time of redemptions, the Basis Adjustments, as well as any related increase in any tax deductions, is directly related to the price of shares of our common stock at the time of the initial purchases or subsequent purchases or redemptions;

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  nature of acquisition of LLC Interests—if an acquisition of LLC Interests is not taxable for any reason, increased tax deductions will not be available. Moreover, taxable acquisitions can lead to different payments under the TRA depending on whether they constitute purchases by EVO Payments, Inc. or redemptions by EVO LLC; and

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  the amount and timing of tax benefits—the TRA generally requires us to pay 85% of the tax benefits as and when those benefits are treated as realized under the terms of the TRA. If we do not have taxable income, we generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the TRA for that taxable year because no tax benefits will have been actually realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year will likely generate tax attributes that may be utilized to generate tax benefits in previous or future taxable years. The utilization of any such tax attributes will result in payments under the TRA.

        For purposes of the TRA, cash tax savings in income tax and franchise tax in lieu of income tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no Basis Adjustments and had the TRA not been entered into. The amount of state and local taxes that would have been paid in that case will be determined using an estimated rate of tax that approximates the overall state and local tax rate that would have been applied. The TRA generally applies to each of our taxable years, beginning with the first taxable year ending after the consummation of the IPO. There is no maximum term for the TRA; however, the TRA may be terminated by us pursuant to an early termination procedure that requires us to pay the Continuing LLC Owners an agreed upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated with certain assumptions).

        The payment obligations under the TRA are obligations of EVO Payments, Inc. and not of EVO LLC. Although the actual timing and amount of any payments that may be made under the TRA will vary, we expect that the payments to the Continuing LLC Owners could be substantial. Any payments made by us to the Continuing LLC Owners under the TRA will generally reduce the amount of overall cash flow that might have otherwise been available to us or to EVO LLC and, to the extent that we are unable to make payments under the TRA for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us. We anticipate funding payments under the TRA from cash flow from operations of our subsidiaries, available cash and available borrowings under our credit facility.

        The TRA provides that if certain mergers, asset sales, other forms of business combination, or other changes of control were to occur, or that if, at any time, we elect an early termination of the TRA, then the TRA will terminate and our obligations, or our successor's obligations, under the TRA would accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the TRA. We may elect to completely terminate the TRA early only with the written approval of a majority of our "independent directors" (within the meaning of Rule 10A-3 promulgated under the Exchange Act and the corresponding rules of Nasdaq). The Continuing LLC Owners that are members of our board, are not "independent directors" for this purpose and will not have the ability to cause us to elect an early termination of the TRA.

        Decisions made by us in the course of running our business, such as with respect to mergers, asset sales, tax planning, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by a Continuing LLC Owner under the TRA. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the TRA and increase the present value of such payments.

        As a result of a change in control or our election to terminate the TRA early, (1) we could be required to make cash payments to the Continuing LLC Owners that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the TRA, and (2) we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the TRA, based on certain assumptions, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the TRA could have a material adverse effect on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that we will be able to finance our obligations under the TRA.

        Payments under the TRA are based on tax reporting positions that we take. We will not be reimbursed for any cash payments previously made to the Continuing LLC Owners pursuant to the TRA if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and ultimately disallowed. Instead, any excess cash payments made by us to a Continuing LLC Owner will be netted against any future cash payments that we might otherwise be required to make to that Continuing LLC Owner under the terms of the TRA. However, a challenge to any tax benefit initially claimed by us might not arise for a number of years following the initial time of such payment or, even if challenged early, such excess payments may be greater than future cash payments that could be offset under the TRA. As a result, it is possible that we could make cash payments under the TRA that are substantially greater than our actual cash tax savings.

        We have full responsibility for, and sole discretion over, all EVO Payments, Inc. tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests, subject to certain participation and approval rights held by the Continuing LLC Owners.

        Under the TRA, we are required to provide the Continuing LLC Owners with a schedule showing the calculation of payments that are due under the TRA with respect to each taxable year with respect to which a payment obligation arises within 90 days after filing our U.S. federal income tax return for such taxable year. This calculation will be based upon the advice of our tax advisors. Payments under the TRA are generally made to the Continuing LLC Owners within five business days after this schedule becomes final pursuant to the procedures set forth in the TRA, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Any late payments that may be made under the TRA will continue to accrue interest at LIBOR plus 500 basis points until such payments are made, generally including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.

        Assuming that there are no material changes in the relevant tax law, we are able to fully depreciate or amortize our assets, we earn sufficient taxable income to realize the full tax benefit of the increased depreciation and amortization of our assets, we expect that future payments under the TRA will range from approximately $0.0 million to $6.0 million per year over the next 17 years, and we expect future payments under the TRA relating to purchases of LLC Interests from, or exchanges of LLC Interests by, the Continuing LLC Owners to aggregate $77.8 million. Future payments under the TRA in respect of purchases of LLC Interests from, or exchanges of LLC Interests by, the Continuing LLC Owners in the future will be in addition to these amounts and are expected to be substantial.

        As discussed above, actual amounts of payments under the TRA and the timing of such payments will vary and will be determined based on a number of factors, including the timing and nature of future acquisitions of LLC Interests, the price of Class A common stock at the time of each purchase or redemption, the extent to which such purchases or redemptions are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the timing and amount of any subsequent asset dispositions. Thus, it is likely that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding payments under the TRA as compared to the estimates set forth above. Payments under the TRA are not conditioned on the Continuing LLC Owners' continued ownership of us.

Exchange Agreement

        In connection with the completion of the IPO, we entered into the Exchange Agreement with the Continuing LLC Owners (other than Blueapple) providing for the exchange of Class A common stock for LLC Interests in accordance with the exchange rights described in "—EVO LLC Agreement—Common unit sale and exchange rights."

        In addition to the exchange rights described above, an affiliate of MDP is the holder of a call option that provides the holder the option to directly or indirectly purchase, from MDCP VI-C, LLC Interests. Pursuant to the Exchange Agreement, the affiliate has the right to require a purchase and simultaneous exercise of all or a portion of the call option by us. In the event that the affiliate elects to exercise this right, we would purchase the call option from the affiliate of MDP at a price equal to the amount that would be payable to such holder upon exercise of an exchange right described above, less the strike price of the call option. Simultaneously upon purchase, we would exercise the call option. The aggregate value of the consideration paid by us to acquire any LLC Interests pursuant to the call option (i.e., the sum of the call option purchase price and the call option exercise price) would be the same as if we had acquired the relevant LLC Interests directly pursuant to the sale and exchange mechanics described above and could be paid in either cash or in shares of Class A common stock at our option; provided that if the call option holder does not consent to the receipt of shares of Class A common stock, the request for us to purchase and exercise the call option shall be deemed withdrawn.

Registration Rights Agreement

        In connection with the completion of the IPO, we entered into the Registration Rights Agreement providing MDP with customary demand registration rights that require us to register shares of Class A common stock held by it, including any Class A common stock received upon our exchange of its LLC Interests. MDP may exercise these registration rights at any time following the expiration of any related lock-up period. MDP is not entitled to demand registration of shares of Class A common stock it holds or receives in exchange for LLC Interests more than four times during any twelve-month period. The delivery of any sale notice by Blueapple pursuant to the EVO LLC Agreement settled by our undertaking a public offering in which MDP participates also counts as a demand registration for purposes of this limitation.

        All Continuing LLC Owners (other than Blueapple) also received customary piggyback registration rights with respect to any public offering by us, including the right to participate on a pro rata basis in any public offering we conduct in response to our receipt of a sale notice from Blueapple.

Director Nomination Agreement

        In connection with the IPO, we and MDP entered into a director nomination agreement. The director nomination agreement provides MDP with the right to designate for nomination two of our seven directors. We are required, to the extent permitted by applicable law, to take all necessary action to cause our board of directors and the nominating and corporate governance committee to include such designees, as applicable, in the slate of director nominees for election by our stockholders. The designees are divided among the three classes of our board of directors with one designee as a Group II director and one designee as a Group III director. Pursuant to the director nomination agreement, we also agreed not to, without MDP's prior consent, take any action to (1) increase the size of our board of directors to more than seven (2) declassify our board of directors or (3) amend our bylaws to provide for a voting standard in the election of directors other than plurality voting.

        MDP's right to designate two directors will terminate once MDP no longer holds at least 15% of the voting power of our outstanding voting stock. MDP will thereafter have the right to designate one director until such time as MDP no longer holds at least 5% of the voting power of our outstanding voting stock. MDP is entitled to designate the replacement of any of its board designees whose service terminates prior to the end of the director's term, regardless of MDP's voting power at the time.

Payment Processing and Other Services

        In September 2018, a subsidiary of EVO, Inc. acquired the remaining 67% of the outstanding membership interests of Federated Payment Systems, LLC ("Federated US") and 100% of the outstanding shares of Federated Payment Canada Corporation ("Federated Canada," together with Federated US, "Federated") for $38.2 million. Prior to the acquisition, Mr. Sidhom owned one-third of the shares of Federated Canada and an entity wholly owned by relatives of Mr. Sidhom owned one-third of the membership interests of Federated US. As a result of his ownership interest, Mr. Sidhom received $4.7 million of the purchase price of the acquisition and an entity controlled by relatives of Mr. Sidhom received $10.8 million of the purchase price. In addition, prior to the acquisition, the Company provided card-based processing services and risk assessment to Federated US in the ordinary course of business for a nominal fee. For the year ended December 31, 2018, the Company received $0.4 million in revenues in connection with providing services to Federated US. In addition, prior to the acquisition, Federated Canada provided certain marketing services to the Company's business in Canada. For the year ended December 31, 2018, the Company paid $5.8 million in fees to Federated Canada for these services.

        We provide certain professional and other services to Blueapple. The expense related to these services was $0.2 million for the year ended December 31, 2018. In connection with the IPO, we paid

Blueapple $2.4 million in satisfaction of our obligation to pay any further commissions associated with processing revenue to Blueapple and all such future revenue will be retained by us.

        The Company, through a wholly owned subsidiary and one minority-held affiliate, conducts business under ISO agreements with Mr. Sidhom's son. Pursuant to these agreements, Mr. Sidhom's son independently markets our services and equipment in each of the markets in which we operate in exchange for a commission based on the volume of transactions processed for merchants acquired by Mr. Sidhom's son. We paid Mr. Sidhom's son $0.6 million in 2018 under these arrangements.

        Related party commission expense incurred with minority-held subsidiaries of the Company amounted to $32.2 million for the year ended December 31, 2018. The sale of equipment and services to these entities amounted to $0.4 million for the year ended December 31, 2018.

Indemnification of Directors and Officers

        We entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under the DGCL against expenses, losses and liabilities that may arise in connection with actual or threatened proceedings, in which they are involved by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

        Our bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, and our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

Other Related Party Transactions

        MDP provides us with consulting services on an as needed basis, primarily relating to business development and potential acquisition and refinancing activities. In addition, the Company reimburses MDP for certain out of pocket expenses. The Company paid MDP less than $0.1 million during the year ended December 31, 2018 for consulting services and expense reimbursement.

        We lease office space located at 515 Broadhollow Road in Melville, New York for $0.1 million per month from 515 Broadhollow, LLC. 515 Broadhollow, LLC is majority-owned, directly and indirectly, by Mr. Sidhom. We believe these rental payments reflect market-based rents that we would pay for comparable office space.

        In connection with the IPO, we entered into a chairman and consulting agreement with Mr. Sidhom that requires us to (i) delay the date of our annual meeting of stockholders in 2021 until after all shares of our Class B common stock are canceled in accordance with our certificate of incorporation, and (ii) nominate Mr. Sidhom for election as a director at each stockholder meeting until the earliest of the termination of the chairman and consulting agreement, the first time Mr. Sidhom no longer serves on our board of directors or whenever Mr. Sidhom, together with certain trusts with which he is affiliated, no longer hold at least 15% of the outstanding LLC interests. The agreement also provides that Mr. Sidhom will consult with the Company for a period of three years following his departure as Chairman of our board of directors. The chairman and consulting agreement provides for annual compensation of $250,000 and health benefits, and also contain customary restrictive covenants in favor of the Company.

        NFP is the Company's benefit broker and 401(k) manager. NFP is a portfolio company of MDP, and one of our executive officers maintains a minority ownership interest in NFP. For the year ended December 31, 2018, the Company paid $0.3 million in commission and other expenses to NFP.

Policies and Procedures for Review and Approval of Related Party Transactions

        Our board of directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our related person policy. Our related person policy requires that a "related person" (as defined in Item 404(a) of Regulation S-K) must promptly disclose to our general counsel or, to the extent we do not have a general counsel, to our chief executive officer any "related person transaction" (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel or chief executive officer, as applicable, will then promptly communicate that information to our board of directors. No related person transaction will be executed without the approval or ratification of our board of directors or any committee of the board of directors consisting exclusively of disinterested directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest. Our policy does not specify the standards to be applied by our board of directors or the board committee in determining whether or not to approve or ratify a related person transaction, but we anticipate that these determinations will be made in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities (collectively, the "Reporting Persons"), to file with the SEC initial reports of stock ownership and reports of changes in ownership of common stock and other equity securities of the Company. All Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such Reporting Persons with respect to fiscal 2018, except that a Form 4 was filed one day late by the Company on behalf of Mr. Leeds due to a delay in obtaining filing codes for Mr. Leeds.

ADDITIONAL INFORMATION

List of Stockholders of Record

        In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for 10 days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 8:30 a.m. and 4:30 p.m. local time at our principal executive offices at 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328. This list will also be available at the Annual Meeting.

Submission of Director Nominees or Stockholder Proposals at Next Year's Annual Meeting

        Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2020 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328, in writing not later than December 31, 2019.

        Stockholders intending to present a proposal at the 2020 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our bylaws. Our bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2018 Annual Meeting of Stockholders no earlier than the close of business on February 12, 2020 and no later than the close of business on March 13, 2020. The notice must contain the information required by the bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2020 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after June 11, 2020, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2020 Annual Meeting and not later than the close of business on the 90th day prior to the 2020 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder's compliance with this deadline.

        We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

OTHER MATTERS

Other Business

        We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. EVO PAYMENTS, INC. TEN GLENLAKE PARKWAY SOUTH TOWER, SUITE 950 ATLANTA, GEORGIA 30328 ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by EVO Payments, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to EVO Payments, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E78388-P19479 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. EVO PAYMENTS, INC. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2. Vote on Directors For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 1. ELECTION OF CLASS I DIRECTORS Nominees: 01) John S. Garabedian 02) David W. Leeds Vote on Proposals For Against Abstain ! ! ! 2. Ratification of appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR all nominees listed in Proposal No. 1 and FOR Proposal No. 2. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion. ! For address changes and/or comments, please check this box and write them on the back where indicated. ! Yes ! No Please indicate if you plan to attend this meeting. Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E78389-P19479 EVO PAYMENTS, INC. ANNUAL MEETING OF STOCKHOLDERS - JUNE 11, 2019 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints James G. Kelly and Steven J. de Groot, or either of them, as proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of EVO Payments, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time on June 11, 2019, at the Company's offices located at 10 Glenlake Parkway, South Tower, Suite 55, Atlanta, Georgia 30328, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE Address Changes/Comments: